Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS SECOND QUARTER
2009 FINANCIAL RESULTS
Highlights of US Airways Group, Inc.’s (the Company) second quarter 2009 results:
•	The Company reported a net profit of $58 million, or $0.42 per diluted share. This compares to a net loss of $568 million, or ($6.17) per share for the same period last year. Excluding special items, the Company reported a net loss of $95 million, or ($0.77) per share. This compares to a net loss excluding special items of $102 million, or ($1.12) per share for the same period last year.
•	The effects of fuel hedging significantly impacted the second quarter 2009 results. Excluding special items and net realized losses/gains on fuel hedging transactions, the Company reported a net profit of $40 million for the second quarter 2009 versus a net loss of $294 million for the same period last year.
•	The significant year-over-year improvement in our financial results is driven by lower jet fuel prices and aggressive actions taken by US Airways. A la carte pricing initiatives announced last year produced over $100 million in ancillary revenue during the second quarter 2009. Mainline capacity was reduced by six percent and unit costs (CASM excluding fuel and special items), fell by more than two percent due to stringent cost management.
•	The Company raised approximately $234 million during the second quarter 2009 through an underwritten offering of common stock and issuance of convertible senior notes. In addition, the Company secured approximately $700 million in aircraft financing commitments since March 31, 2009.
•	The Company’s total cash and investments position on June 30, 2009 increased to $2.3 billion, of which $0.6 billion was restricted, from $2.1 billion, of which $0.7 billion was restricted, on March 31, 2009.
TEMPE, Ariz., July 23, 2009 — US Airways Group, Inc. (NYSE: LCC) today reported its second quarter 2009 results. For the second quarter, the Company reported a net profit of $58 million, or $0.42 per diluted share. This compares to a net loss of $568 million, or ($6.17) per share for the same period last year. Excluding special items, the Company reported a net loss of $95 million for its second quarter 2009, or ($0.77) per share. This compares to a net loss excluding special items of $102 million, or ($1.12) per share for the same period last year.

The effects of fuel hedging continue to significantly impact the Company’s financial results. The Company believes an enhanced understanding of fundamental year-over-year financial performance can be gained by adjusting for these hedging impacts. In the second quarter 2008, the Company reported a realized fuel hedging gain of $192 million, while in the second quarter of 2009, the Company reported a realized fuel hedging loss of $135 million. Excluding these net realized losses/gains on fuel hedging transactions and special items, the Company reported a net profit of $40 million for the second quarter 2009 versus a net loss of $294 million for the same period last year.
See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are pleased to report a second quarter GAAP profit, as well as a profit excluding special items and fuel hedging transactions, particularly in this difficult economic environment. The global economic recession severely impacted business demand for air travel, which drove our revenues down by more than 18 percent versus last year.
“At US Airways, we took aggressive action to address this weakening demand by reducing capacity, introducing additional a la carte revenue streams, and prudently controlling costs. These steps are having a positive impact as evidenced by our $334 million year-over-year improvement in earnings excluding special items and fuel hedging transactions. We also raised new capital and increased our cash balance to help withstand a prolonged economic downturn.
“Importantly, our team of 33,000 employees continues to run a great operation. While operating one of the most efficient schedules of the major hub-and-spoke carriers, on a year-to-date basis, US Airways posted an on-time arrival rate of 79 percent, improved baggage handling by more than 40 percent, and reduced customer complaint metrics by 30 percent versus the same period last year — all while operating at record load factors.
“Looking forward to the second half of 2009, the revenue environment continues to be difficult to forecast. We have seen an encouraging, though modest improvement in revenues over the past several weeks, but we are not counting on a quick recovery. Instead, we are preparing for a continued difficult environment and believe the steps we have taken and the outstanding work of our team have us extremely well positioned to meet the challenges ahead,” concluded Parker.
Revenue and Cost Comparisons
Total revenues in the second quarter were down 18.4 percent versus the second quarter of 2008 due to a 5.6 percent decline in total available seat miles (ASMs), lower leisure yields as a result of fare sales to stimulate demand, and the reduction in business demand resulting from the global economic recession. Total revenue per available seat mile was 12.09 cents, down 13.6 percent versus the same period last year. Mainline passenger revenue per available seat mile (PRASM) in the second quarter was 9.42 cents, down 17.6 percent versus the same period last year. Express PRASM was 17.47 cents, down 15.2 percent versus the second quarter 2008. Total mainline and Express PRASM was 10.76 cents, which was down 16.9 percent versus the second quarter 2008.

Total operating expenses in the second quarter were down 33.2 percent over the same period last year due to a 58.9 percent decrease in mainline and Express fuel expense. Mainline cost per available seat mile (CASM) in the second quarter was 10.44 cents, down 31.9 percent versus the same period last year. Excluding fuel, realized gains/losses on fuel hedging instruments, and special items, mainline CASM was 8.14 cents, down 2.1 percent from the same period last year, on a 5.6 percent decline in mainline ASMs.
Chief Financial Officer Derek Kerr stated, “During the quarter, we continued our focus on cost management. Although we decreased our mainline capacity by almost six percent, our mainline CASM (excluding fuel and special items) decreased by more than two percent.”
Liquidity / Financing
Kerr continued, “Even with the challenging capital markets, we were successful in raising approximately $234 million in net proceeds during the second quarter through an underwritten offering of common stock and convertible senior notes. Also, since March 31, we have secured financing commitments totaling approximately $700 million and now have financing in place for all but one of the 25 new aircraft that have been or will be delivered in 2009.”
As of June 30, 2009, the Company had $2.3 billion in total cash and investments, of which $0.6 billion was restricted, up from $2.1 billion, of which $0.7 billion was restricted on March 31, 2009.
Second Quarter Special Items
During its second quarter, the Company recognized special items totaling a credit of $153 million. These special items included $156 million of unrealized net gains associated with the Company’s fuel hedge contracts. The unrealized gains in the second quarter of 2009 are the result of the application of mark-to-market accounting in which unrealized losses recognized in prior periods are reversed as hedge transactions are settled in the current period. In addition, in connection with previously announced capacity reductions, the Company recorded $1 million in charges for lease return costs and penalties related to certain aircraft. The Company also recorded a non-cash asset impairment charge totaling $2 million.
Other Notable Accomplishments
•	Earlier today, announced a partnership with Gogo® Inflight Internet to provide Wi-Fi Internet access onboard 50 A321 aircraft, which will roll out in early 2010. Full Internet service will include Web, Instant Messaging, email and VPN access, which will be available for purchase to passengers with laptops or Wi-Fi enabled devices.
•	Continued to drive significant improvements throughout the operation. On a year-to-date basis through June 2009, baggage handling improved by more than 40 percent, while customer complaints decreased during the same period by approximately 30 percent. The airline’s year-to-date on-time performance of 79.3 percent ranks second among the major hub-and-spoke carriers.

•	Expanded a la carte revenue by enabling online payment for checked bags. Customers now have the option to pre-pay $15 for their first checked bag and $25 for their second checked bag by using Web check-in. Customers who pay for checked bags at the airport will incur an additional $5 service fee per bag.
•	Inaugurated new service to Birmingham, U.K., Oslo, Norway, and Tel Aviv, Israel from Philadelphia International Airport, and resumed service between US Airways’ Charlotte hub and Paris’ Charles De Gaulle Airport.
•	Announced a new codeshare agreement with Qatar Airways that will enable seamless travel for US Airways customers between the United States and Qatar.
•	Expanded the airline’s Buy on Board program by introducing premium snacks on all domestic flights over one hour (excluding Shuttle flights).
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Aug. 23, 2009.
The airline will also provide its investor relations guidance on its Web site (www.usairways.com). Information that could be provided includes cost per available seat mile (CASM) excluding fuel and special items, fuel prices and hedging positions, other revenues and estimated interest expense/income. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2009.
About US Airways
US Airways was America’s number one on-time airline in 2008 among the major hub-and-spoke airlines according to the U.S. Department of Transportation’s (DOT) monthly Air Travel Consumer Report. US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The airline employs more than 33,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers our customers more than 17,000 daily flights to 916 destinations in 160 countries worldwide. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; the impact of economic conditions and their impact on passenger demand and related revenues; changes in prevailing interest rates, a reduction in the availability of financing and increased costs of financing; the Company’s high level of fixed obligations and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes and operate pursuant to the terms of our financing facilities (particularly the financial covenants); the ability of the Company to maintain adequate liquidity; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations, including the ability of the Company to complete the integration of the labor groups of the Company and America West Holdings; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; the impact of fuel price volatility, significant disruptions in fuel supply and further significant increases to fuel prices; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of the integration of the Company’s business units; the impact of changes in the Company’s business model; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the impact of industry consolidation; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s route network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; security-related and insurance costs; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended June 30, 2009 and in the Company’s filings with the SEC, which are available at www.usairways.com
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	6 Months Ended	6 Months Ended	Percent
	June 30, 2009	June 30, 2008	Change	June 30, 2009	June 30, 2008	Change

Operating revenues:
Mainline passenger	$1,724	$2,214	(22.1)	$3,335	$4,167	(20.0)
Express passenger	642	802	(19.9)	1,194	1,459	(18.2)
Cargo	20	38	(46.9)	44	74	(40.7)
Other	272	203	33.6	540	396	36.4

Total operating revenues	2,658	3,257	(18.4)	5,113	6,096	(16.1)

Operating expenses:
Aircraft fuel and related taxes	440	1,086	(59.4)	819	1,908	(57.1)
Loss (gain) on fuel hedging instruments, net:
Realized	135	(192)	nm	332	(274)	nm
Unrealized	(156)	(190)	(17.9)	(327)	(226)	44.3
Salaries and related costs	549	571	(3.8)	1,100	1,134	(3.0)
Express expenses:
Fuel	145	340	(57.4)	267	589	(54.6)
Other	480	482	(0.5)	961	967	(0.6)
Aircraft rent	174	183	(4.8)	352	361	(2.7)
Aircraft maintenance	184	200	(8.0)	358	413	(13.2)
Other rent and landing fees	142	142	—	273	287	(4.8)
Selling expenses	99	116	(14.8)	192	220	(13.0)
Special items, net	1	34	(97.8)	7	59	(88.4)
Depreciation and amortization	62	57	9.0	121	107	14.0
Goodwill impairment	—	622	nm	—	622	nm
Other	281	342	(18.3)	561	662	(15.5)

Total operating expenses	2,536	3,793	(33.2)	5,016	6,829	(26.6)

Operating income (loss)	122	(536)	nm	97	(733)	nm

Nonoperating income (expense):
Interest income	6	21	(69.5)	13	50	(74.4)
Interest expense, net	(77)	(57)	34.6	(148)	(118)	24.6
Other, net	7	4	60.1	(7)	(5)	61.8

Total nonoperating expense, net	(64)	(32)	98.6	(142)	(73)	93.9

Income (loss) before income taxes	58	(568)	nm	(45)	(806)	(94.5)

Income tax provision	—	—	—	—	—	—

Net income (loss)	$58	$(568)	nm	$(45)	$(806)	(94.4)

Earnings (loss) per common share:
Basic	$0.47	$(6.17)		$(0.38)	$(8.75)

Diluted	$0.42	$(6.17)		$(0.38)	$(8.75)

Shares used for computation (in thousands):
Basic	123.790	92.137		118.956	92.080

Diluted	144.125	92.137		118.956	92.080

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		6 Months Ended	6 Months Ended	Percent
	June 30, 2009	June 30, 2008	Change		June 30, 2009	June 30, 2008	Change
Mainline
Revenue passenger miles (millions)	15,526	16,193	(4.1)		28,834	30,682	(6.0)
Available seat miles (ASM) (millions)	18,310	19,387	(5.6)		35,289	37,721	(6.4)
Passenger load factor (percent)	84.8	83.5	1.3	pts	81.7	81.3	0.4	pts
Yield (cents)	11.11	13.67	(18.8)		11.57	13.58	(14.8)
Passenger revenue per ASM (cents)	9.42	11.42	(17.6)		9.45	11.05	(14.5)

Passenger enplanements (thousands)	13,440	14,410	(6.7)		25,850	27,946	(7.5)
Departures (thousands)	118	127	(7.2)		235	253	(7.1)
Aircraft at end of period	350	357	(2.0)		350	357	(2.0)

Block hours (thousands)	317	337	(6.0)		621	665	(6.6)
Average stage length (miles)	984	971	1.3		959	954	0.5
Average passenger journey (miles)	1,655	1,584	4.5		1,593	1,552	2.7
Fuel consumption (gallons in millions)	278	299	(7.1)		536	585	(8.4)
Average aircraft fuel price including related taxes (dollars per gallon)	1.58	3.63	(56.4)		1.53	3.26	(53.2)
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	2.07	2.99	(30.7)		2.15	2.80	(23.2)
Full-time equivalent employees at end of period	32,393	34,359	(5.7)		32,393	34,359	(5.7)

Operating cost per ASM (cents)	10.44	15.33	(31.9)		10.73	13.98	(23.2)
Operating cost per ASM excluding special items (cents)	11.29	12.92	(12.7)		11.64	12.77	(8.9)
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.14	8.32	(2.1)		8.38	8.44	(0.8)

Express*
Revenue passenger miles (millions)	2,809	2,906	(3.4)		5,183	5,391	(3.9)
Available seat miles (millions)	3,676	3,893	(5.6)		7,132	7,492	(4.8)
Passenger load factor (percent)	76.4	74.7	1.7	pts	72.7	72.0	0.7	pts
Yield (cents)	22.87	27.59	(17.1)		23.03	27.07	(14.9)
Passenger revenue per ASM (cents)	17.47	20.60	(15.2)		16.74	19.48	(14.1)

Passenger enplanements (thousands)	7,051	7,071	(0.3)		13,029	13,266	(1.8)
Aircraft at end of period	290	295	(1.7)		290	295	(1.7)
Fuel consumption (gallons in millions)	87	91	(5.2)		168	177	(5.2)
Average aircraft fuel price including related taxes (dollars per gallon)	1.67	3.72	(55.1)		1.59	3.33	(52.1)

Operating cost per ASM (cents)	16.99	21.12	(19.6)		17.23	20.77	(17.0)
Operating cost per ASM excluding fuel (cents)	13.05	12.39	5.3		13.48	12.91	4.4

TOTAL — Mainline & Express
Revenue passenger miles (millions)	18,335	19,099	(4.0)		34,017	36,073	(5.7)
Available seat miles (millions)	21,986	23,280	(5.6)		42,421	45,213	(6.2)
Passenger load factor (percent)	83.4	82.0	1.4	pts	80.2	79.8	0.4	pts
Yield (cents)	12.91	15.79	(18.3)		13.31	15.60	(14.6)
Passenger revenue per ASM (cents)	10.76	12.96	(16.9)		10.68	12.44	(14.2)
Total revenue per ASM (cents)	12.09	13.99	(13.6)		12.05	13.48	(10.6)
Passenger enplanements (thousands)	20,491	21,481	(4.6)		38,879	41,212	(5.7)
Aircraft at end of period	640	652	(1.8)		640	652	(1.8)
Fuel consumption (gallons in millions)	365	390	(6.6)		704	762	(7.6)
Average aircraft fuel price including related taxes (dollars per gallon)	1.60	3.65	(56.0)		1.54	3.28	(52.9)
Operating cost per ASM (cents)	11.53	16.29	(29.2)		11.82	15.11	(21.7)

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(in millions, except share and per share amounts)

Reconciliation of Net Income (Loss) Excluding Special Items and Realized Loss (Gain) on Fuel Hedging Instruments, Net for US Airways Group, Inc.

Net income (loss) as reported	$58	$(568)	$(45)	$(806)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(156)	(190)	(327)	(226)
Special items, net (2)	1	34	7	59
Goodwill impairment (3)	—	622	—	622
Nonoperating special items, net (4)	2	—	9	7

Net loss as adjusted for special items	(95)	(102)	(356)	(344)

Realized loss (gain) on fuel hedging instruments, net (5)	135	(192)	332	(274)

Net income (loss) as adjusted for special items and realized loss (gain) on fuel hedging instruments, net	$40	$(294)	$(24)	$(618)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Reconciliation of Basic and Diluted Loss Per Share As Adjusted for Special Items for US Airways Group, Inc.

Net loss as adjusted for special items	$(95)	$(102)	$(356)	$(344)

Shares used for computation (in thousands):
Basic	123,790	92,137	118,956	92,080

Diluted	123,790	92,137	118,956	92,080

Loss per share as adjusted for special items:
Basic	$(0.77)	$(1.12)	$(2.99)	$(3.73)

Diluted	$(0.77)	$(1.12)	$(2.99)	$(3.73)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Reconciliation of Operating Income (Loss) Excluding Special Items and Realized Loss (Gain) on Fuel Hedging Instruments, Net for US Airways Group, Inc.

Operating income (loss) as reported	$122	$(536)	$97	$(733)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(156)	(190)	(327)	(226)
Special items, net (2)	1	34	7	59
Goodwill impairment (3)	—	622	—	622

Operating loss as adjusted for special items	(33)	(70)	(223)	(278)

Realized loss (gain) on fuel hedging instruments, net (5)	135	(192)	332	(274)

Operating income (loss) as adjusted for special items and realized loss (gain) on fuel hedging instruments, net	$102	$(262)	$109	$(552)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only for US Airways Group, Inc.

Total operating expenses	$2,536	$3,793	$5,016	$6,829
Less Express expenses:
Fuel	(145)	(340)	(267)	(589)
Other	(480)	(482)	(961)	(967)

Total mainline operating expenses	1,911	2,971	3,788	5,273

Special items:
Unrealized gain on fuel hedging instruments, net (1)	156	190	327	226
Special items, net (2)	(1)	(34)	(7)	(59)
Goodwill impairment (3)	—	(622)	—	(622)

Mainline operating expenses, excluding special items	2,066	2,505	4,108	4,818

Aircraft fuel and related taxes	(440)	(1,086)	(819)	(1,908)
Realized gain (loss) on fuel hedging instruments, net (5)	(135)	192	(332)	274

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,491	$1,611	$2,957	$3,184

(in cents)
Mainline operating expenses per ASM	10.44	15.33	10.73	13.98

Special items per ASM
Unrealized gain on fuel hedging instruments, net (1)	0.85	0.98	0.93	0.60
Special items, net (2)	—	(0.17)	(0.02)	(0.16)
Goodwill impairment (3)	—	(3.21)	—	(1.65)

Mainline operating expenses per ASM, excluding special items	11.29	12.92	11.64	12.77

Aircraft fuel and related taxes	(2.41)	(5.60)	(2.32)	(5.06)
Realized gain (loss) on fuel hedging instruments, net (5)	(0.74)	0.99	(0.94)	0.73

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.14	$8.32	$8.38	$8.44

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Reconciliation of Operating Cost per ASM Excluding Fuel — Express only for US Airways Group, Inc.

Total Express operating expenses	$625	$822	$1,228	$1,556

Aircraft fuel and related taxes	(145)	(340)	(267)	(589)

Express operating expenses, excluding fuel	$480	$482	$961	$967

(in cents)
Express operating expenses per ASM	16.99	21.12	17.23	20.77

Aircraft fuel and related taxes per ASM	(3.94)	(8.73)	(3.75)	(7.86)

Express operating expenses per ASM, excluding fuel	$13.05	$12.39	$13.48	$12.91

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

1)
The 2009 second quarter and six month periods included $156 million and $327 million of net unrealized gains, respectively, and the 2008 second quarter and six month periods included $190 million and $226 million of net unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. The application of mark-to-market accounting resulted in unrealized gains in the 2009 periods due primarily to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the current period.

2)
During the second quarter of 2009, in connection with previously announced capacity reductions, the Company recorded $1 million in charges for lease return costs and penalties related to certain aircraft. The 2009 six month period included $6 million in charges for lease return costs and penalties related to certain aircraft and $1 million in severance charges as a result of previously announced capacity reductions. The 2008 second quarter included $18  million of non-cash charges related to the decline in fair value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet, $10 million of merger related transition expenses and $6 million in lease return costs and penalties related to certain aircraft as a result of previously announced capacity reductions. The 2008 six month period included the $18 million and $6 million discussed above, in addition to $35 million of merger related transition expenses.

3)
The 2008 second quarter and six month periods included a non-cash charge of $622 million to write off all the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September 2005.

4)
The 2009 second quarter included a $2 million non-cash asset impairment charge. The 2009 six month period included $7 million in non-cash charges to record other-than-temporary impairments on the Company’s investments in auction rate securities, in addition to the $2 million charge discussed above. The 2008 six month period included $13 million in non-cash charges to record other-than-temporary impairments on the Company’s investments in auction rate securities as well as a $2 million write off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes, offset by $8 million in gains on forgiveness of debt.

5)
The 2009 second quarter and six month periods included $135 million and $332 million of net realized losses, respectively, and the 2008 second quarter and six month periods included $192 million and $274 million of net realized gains, respectively, on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2009	December 31, 2008
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,483	$1,054
Restricted cash	46	186
Accounts receivable, net	372	293
Materials and supplies, net	230	201
Prepaid expenses and other	443	684

Total current assets	2,574	2,418

Property and equipment
Flight equipment	3,648	3,157
Ground property and equipment	874	816
Less accumulated depreciation and amortization	(1,054)	(954)

	3,468	3,019
Equipment purchase deposits	310	267

Total property and equipment	3,778	3,286

Other assets
Other intangibles, net	532	545
Restricted cash	534	540
Investments in marketable securities	214	187
Other assets	226	238

Total other assets	1,506	1,510

Total assets	$7,858	$7,214

Liabilities and Stockholders’ Deficit

Current liabilities
Current maturities of debt and capital leases	$465	$362
Accounts payable	448	797
Air traffic liability	963	698
Accrued compensation and vacation	174	158
Accrued taxes	190	142
Other accrued expenses	882	887

Total current liabilities	3,122	3,044

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,073	3,623
Deferred gains and credits, net	355	383
Employee benefit liabilities and other	644	658

Total noncurrent liabilities and deferred credits	5,072	4,664

Stockholders’ deficit
Common stock	1	1
Additional paid-in capital	1,963	1,789
Accumulated other comprehensive income	94	65
Accumulated deficit	(2,381)	(2,336)
Treasury stock	(13)	(13)

Total stockholders’ deficit	(336)	(494)

Total liabilities and stockholders’ deficit	$7,858	$7,214

New Accounting Standard Applied Retrospectively
Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The retrospective adoption of this accounting standard resulted in an $11 million decrease to the net carrying value of long-term debt, a $29 million increase to accumulated deficit and a $40 million increase to additional paid-in capital at December 31, 2008. The impact to the condensed consolidated statement of operations for the three and six months ended June 30, 2008 was not material.